AT&T Reports Second-Quarter Results

•	Consolidated revenues of $39.8 billion
•	Operating income of $7.3 billion
•	Net income attributable to AT&T of $3.9 billion
•	Diluted EPS of $0.63 as reported and $0.79 as adjusted, compared to $0.55 and $0.72 in the year-ago quarter
•	Cash from operations of $8.9 billion
•	Free cash flow of $3.7 billion

Company Maintains Full-Year Guidance

•	U.S. wireless results:
o	Best-ever postpaid phone churn of 0.79%
o	Total postpaid churn, including tablets, of 1.01%
o	Growing operating income margin of 30.4% with record-high EBITDA margins including best-ever wireless service margin of 50.4%
•	2.8 million wireless net adds
o	2.3 million U.S., driven by connected devices, prepaid and postpaid
o	476,000 Mexico net adds
•	Entertainment Group results:
o	112,000 IP broadband net adds; 8,000 total broadband net adds
o	More than 5.5 million AT&T Fiber customer locations passed
o	Total video losses of 199,000 with DIRECTV NOW gains helping offset traditional TV subscriber decline; Total video subscribers essentially flat year over year
•	International results:
o	Revenues up 10.8% with favorable operating trends
o	Continued revenue growth and margin improvement in Mexico

Note: AT&T's second-quarter earnings conference call will be webcast at 4:30 p.m. ET on Tuesday, July 25, 2017. The webcast and related materials will be available on AT&T's Investor Relations website at https://investors.att.com.

DALLAS, July 25, 2017 — AT&T Inc.* (NYSE:T) reported strong adjusted earnings growth and margin expansion with lower expenses in the second quarter.

"Once again our team delivered expanded consolidated margins and, as a result, grew adjusted earnings per share by nearly 10% as we executed well against our business priorities," said Randall Stephenson, AT&T chairman and CEO. "And in a quarter where our competitors used promotions aggressively, we added more than 500,000 branded smartphones to our base and more than 100,000 IP broadband subscribers, achieved record EBITDA wireless margins and had the lowest postpaid phone churn in our history. We continue to expect the Time Warner deal to close by year-end and further transform the company."

Consolidated Financial Results
AT&T's consolidated revenues for the second quarter totaled $39.8 billion versus $40.5 billion in the year-ago quarter, primarily due to declines in legacy wireline services and consumer mobility. Compared with results for the second quarter of 2016, operating expenses were $32.5 billion versus $34.0 billion; operating income was $7.3 billion versus $6.6 billion; and operating income margin was 18.4% versus 16.2%. When adjusting for amortization, merger- and integration-related expenses and other items, operating income was $8.6 billion versus $8.1 billion and operating income margin was 21.6%, up 150 basis points versus the year-ago quarter.

Second-quarter net income attributable to AT&T totaled $3.9 billion, or $0.63 per diluted share, compared with $3.4 billion, or $0.55 per diluted share, in the year-ago quarter. Adjusting for $0.16 of costs for amortization, merger- and integration-related expenses and other items, earnings per diluted share was $0.79 compared with an adjusted $0.72 in the year-ago quarter, up 9.7%.

Cash from operating activities was $8.9 billion in the second quarter and $18.2 billion year to date. Capital expenditures were $5.2 billion in the quarter and $11.2 billion year to date. Free cash flow — cash from operating activities minus capital expenditures — was $3.7 billion for the quarter and $6.9 billion year to date.

*About AT&T
AT&T Inc. (NYSE:T) helps millions around the globe connect with leading entertainment, business, mobile and high speed internet services. We offer the nation's best data network** and the best global coverage of any U.S. wireless provider. We're one of the world's largest providers of pay TV. We have TV customers in the U.S. and 11 Latin American countries. Nearly 3.5 million companies, from small to large businesses around the globe, turn to AT&T for our highly secure smart solutions.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information about AT&T products and services is available at about.att.com. Follow our news on Twitter at @ATT, on Facebook at facebook.com/att and on YouTube at youtube.com/att.

© 2017 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

**Claim based on the Nielsen Certified Data Network Score. Score includes data reported by wireless consumers in the Nielsen Mobile Insights survey, network measurements from Nielsen Mobile Performance and Nielsen Drive Test Benchmarks for Q4 2016 + Q1 2017 across 121 markets.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
This news release may contain certain non-GAAP financial measures. Reconciliations between the non- GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.

For more information, contact:
Fletcher Cook – AT&T Global Media Relations
Email: fletcher.cook@att.com
Phone: (214) 757-7629

Eric Ryan – AT&T Global Media Relations
Email: eric.ryan.1@att.com
Phone: (929) 273-8434